Preferred Apartment Communities, Inc. Announces Expiration of “Go-Shop” Period Contained in Previously Announced Merger Agreement

Atlanta, GA, March 21, 2022

Preferred Apartment Communities, Inc. (NYSE: APTS) (“PAC” or the “Company”) announced today the expiration of the 30-day “go-shop” period set forth in the previously announced definitive merger agreement with Blackstone Real Estate Income Trust, Inc. (“BREIT”), dated as of February 16, 2022 (the “merger agreement”). Under the terms of the merger agreement, BREIT has agreed to acquire all the outstanding shares of the Company’s common stock for $25.00 per share in an all-cash transaction valued at approximately $5.8 billion. The “go-shop” period expired at 11:59 p.m. Eastern Time on March 18, 2022.

During the “go-shop” period, at the direction of PAC’s board of directors (the “Board”), representatives of Goldman Sachs & Co. LLC, financial advisor to PAC, broadly solicited various strategic parties and financial sponsors to determine their interest in making an alternative acquisition proposal, and ultimately contacted, or was contacted by, 25 of such parties and sponsors. At the conclusion of the go-shop period, the Board did not determine any strategic parties or financial sponsors constitute Excluded Parties (as defined in the merger agreement).

Upon expiration of the go-shop period, PAC became subject to customary “no-shop” provisions that limit PAC and its representatives’ ability to negotiate competing proposals with, or provide non-public information to, third parties, subject to exceptions specified in the merger agreement.

The transaction is expected to close in the second quarter of 2022, subject to approval by PAC’s stockholders and other customary closing conditions.

As described below in the section “Additional Information and Where to Find It”, in connection with the proposed merger, the Company will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A (the “Proxy Statement”).

The foregoing description of the merger agreement and the transactions contemplated thereby is subject to, and is qualified in its entirety by reference to, the full terms of the merger agreement, which PAC has filed on Form 8-K.

Goldman Sachs & Co. LLC is serving as PAC’s lead financial advisor. KeyBanc Capital Markets, Inc., is also serving as financial advisor to PAC. King & Spalding LLP and Vinson & Elkins LLP are serving as the Company’s legal counsel.

About Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery anchored shopping centers. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans. As of December 31, 2021, the Company owned or was invested in 109 properties in 13 states, predominantly in the Southeast region of the United States. Learn more at www.pacapts.com.

Cautionary Statement Regarding Forward Looking Statements
This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements that contain our current expectations about future results. These forward-looking statements are based on certain assumptions and expectations made by the Company, which reflect our management’s experience, estimates and perception of historical trends, current conditions and anticipated future developments. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: (i) the timing of the closing of the transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the transaction will not occur; (ii) the proposed transaction may involve unexpected costs, liabilities or delays; (iii) the Company’s business may suffer as a result of uncertainty surrounding the proposed transaction; (iv) the risk that the proposed transaction disrupts the Company’s current plans and operations or diverts management’s or employees’ attention from ongoing business operations; (v) the risk of potential difficulties with the Company’s ability to retain and hire key personnel and maintain relationships with suppliers and other third parties as a result of the proposed transaction; (vi) the possible failure of the Company to maintain its qualification as a REIT; (vii) stockholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; (viii) the Company may be adversely affected by other economic, business or competitive factors; (ix) the occurrence of any event, change or other circumstances could give rise to the termination of the definitive merger agreement; and (x) other risks to the consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all. When considering these forward-looking statements, you should also keep in mind the risk factors and other cautionary statements found in the Company’s respective filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2021, Quarterly Reports on Form 10-Q, and subsequently filed Current Reports on Form 8-K.
All forward-looking statements, expressed or implied, included in this release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this release. The Company claims the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Additional Information and Where to Find It
This communication relates to the proposed merger transaction involving the Company. In connection with the proposed merger, the Company will file relevant materials with the SEC, including a Proxy Statement. This communication is not a substitute for the Proxy Statement or for any other document that the Company may file with the SEC and send to the Company’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY

WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders may obtain a free copy of the Proxy Statement and other documents filed by the Company (when available) at its website, www.pacapts.com under the “Investors” heading by clicking on “SEC Filings” under the “Financials” subheading or at the SEC’s website, www.sec.gov. The Proxy Statement and other relevant documents may also be obtained for free from the Company by directing such request to Preferred Apartment Communities, Inc., to the attention of the Corporate Secretary, 3284 Northside Parkway NW, Suite 150, Atlanta, GA 30327.
Participants in the Solicitation
The Company and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed transaction under the rules of the SEC. Information about the directors and executive officers of the Company, including information regarding their direct and indirect interests, by security holdings or otherwise, in the Company’s securities, is set forth in its Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on February 28, 2022, its proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on April 15, 2021 and subsequent documents filed with the SEC. Updated information regarding the identity of potential participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC, including on Form 3, 4 and 5, when they become available. Investors should read the Proxy Statement carefully when it becomes available before making any voting or investment decisions.
SOURCE: Preferred Apartment Communities, Inc.

Investors
Preferred Apartment Communities, Inc.
Paul Cullen  770-818-4144
Executive Vice President-Investor Relations
Email: Investorrelations@pacapts.com

Media
Longacre Square Partners Dan Zacchei / Joe Germani
DZacchei@longacresquare.com / JGermani@longacresquare.com